Exhibit 99.2
Dear Shareholders,
I am pleased to inform you that FREYR Battery, a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 22-24, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies' Register (Registre de Commerce et des Sociétés, Luxembourg) under number B 251199 (the "Company") will hold an extraordinary general meeting of shareholders (the "Extraordinary General Meeting") on Friday December 15, 2023.
The Extraordinary General Meeting will be held at 4:00 p.m. Luxembourg time (10:00 a.m. New York time) at the registered office of the Company (22-24, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg).
Enclosed with this letter is the convening notice to the Extraordinary General Meeting, as well as a form (Proxy Card and Accompanying Supplement, as such terms are defined hereinafter) to submit your votes in relation to the Extraordinary General Meeting.
I recommend you vote as suggested by the board of directors. All voting recommendations made by the board of directors are set forth in the enclosed convening notice under each item of the respective agenda.

Sincerely,

/s/ Tom Einar Jensen
Mr. Tom Einar Jensen

Executive Chairman

November 6, 2023

FREYR Battery
société anonyme
Registered office: 22-24, Boulevard Royal, L-2449 Luxembourg
Grand Duchy of Luxembourg
R.C.S. Luxembourg: B 251199
(the "Company")

CONVENING NOTICE TO THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON FRIDAY DECEMBER 15, 2023 AT THE REGISTERED OFFICE OF THE COMPANY

Dear Shareholders,
The board of directors of the Company (the "Board of Directors" and each a “Director”) is pleased to invite you to attend the extraordinary general meeting of shareholders of the Company (the "Extraordinary General Meeting") to be held on Friday December 15, 2023 at 4:00 p.m. Luxembourg time (10:00 a.m. New York time) at the registered office of the Company (22-24, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg).
The agenda of the Extraordinary General Meeting is as follows:
I. AGENDA, PROPOSED RESOLUTIONS AND RECOMMENDATIONS
1.Disclosure of conflicts of interest arising from transactions subject to Article 441-7 of the law of August 10, 1915 on commercial companies, as amended (the “Luxembourg Law”) and Article 15 of the Company's consolidated articles of association (the “Articles”).

No vote is required on this item of the agenda.

The Board of Directors submits to the Extraordinary General Meeting for acknowledgement the following conflicts of interest arising from transactions subject to Article 441-7 of the Luxembourg Law and Article 15 of the Articles:

(i)Approval of the entry by the Company into a settlement agreement with Mr. Tom Einar Jensen and FREYR Battery Norway AS.

It was reported in the minutes of the meeting of the Board of Directors dated June 2, 2023 (the “June 2023 Board Minutes”) that Mr. Tom Einar Jensen had a conflict of interest of a financial nature, conflicting with the interests of the Company, in relation to the approval of the entry by the Company into a settlement agreement dated June 7, 2023 by and between the Company, Mr. Tom Einar Jensen and FREYR Battery Norway AS in the context of Mr. Tom Einar Jensen’s departure from his position as Chief Executive Officer (“CEO”) of the Company (the “Settlement Agreement”). The reported conflict of interests relates to the fact that, in accordance with the terms of the Settlement Agreement, Mr. Tom Einar Jensen will be the beneficiary of five hundred sixty-six thousand six hundred sixty-seven (566,667) stock options (which come in addition to the ninety-four thousand four hundred forty-four (94,444) options already granted under Mr. Jensen’s contract of employment (resulting in a total grant of six hundred sixty-one thousand
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one hundred eleven (661,111) of the maximum of eight hundred fifty thousand (850,000) stock options)) and may be the beneficiary of a cash bonus award under the Company’s short term incentive plan for 2022 and 2023 (pro-rated until 21 August 2023).

Therefore, in accordance with Article 441-7 of the Luxembourg Law and Article 15 of the Articles, Mr. Tom Einar Jensen refrained from taking part in the deliberations and from voting.

It was noted that in accordance with Article 11.4 of the Articles, resolutions put to the vote of Directors of the Company shall be passed only if approved by a simple majority of affirmative votes of the Directors present or represented (and entitled to vote) (the “Majority Requirement”).

The Board of Directors noted that the Majority Requirement was fulfilled for said item due to the fact that a majority of the Directors present or represented took part on the vote and voted in favour of such resolution.

(ii)Approval of the entry by the Company into a consultancy agreement with Mr. Tom Einar Jensen.

It was further reported in the June 2023 Board Minutes that Mr. Tom Einar Jensen had a conflict of a financial nature, conflicting with the interests of the Company, in relation to the approval of the entry by the Company into a consultancy agreement dated August 10, 2023 by and between the Company and Mr. Jensen (the “Consultancy Agreement”). The reported conflict of interests relates to the fact that, in accordance with the terms of the Consultancy Agreement, Mr. Tom Einar Jensen will be the beneficiary of (i) a consultant fee in an amount of thirty thousand United States Dollars (USD 30,000) (or its equivalent in Norwegian Krone, at such rate as determined by the Company) with respect to each month of his performed consultant services and (ii) two hundred fifty thousand (250,000) stock options, subject to certain conditions, as further detailed in the Consultancy Agreement.

Therefore, in accordance with Article 441-7 of the Luxembourg Law and Article 15 of the Articles, Mr. Tom Einar Jensen refrained from taking part in the deliberations and from voting.

The Board of Directors noted that the Majority Requirement was fulfilled for said item due to the fact that a majority of the Directors present or represented took part on the vote and voted in favour of such resolution.

(iii)Approval of the entry by the Company into an amended and restated Settlement Agreement with Mr. Tom Einar Jensen.

It was further reported to the Board on August 10, 2023 that Mr. Tom Einar Jensen had a conflict of a financial nature, conflicting with the interests of the Company, in relation to the entry by the Company into an amended and restated Settlement Agreement dated August 10, 2023 with Mr. Jensen (the “Amended and Restated Settlement Agreement”). The reported conflict of interests relates to the fact that, in accordance with the terms of the Amended and Restated Settlement Agreement, Mr. Tom Einar Jensen may be the beneficiary of an additional cash bonus award of approximately five point ninety-five million Norwegian krone (NOK 5.95 million) for 2023 relating to his work as CEO and executive chairman of the Board, contingent upon meeting a KPI related Giga America financing, as determined by the Company’s Board of Directors.
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Therefore, in accordance with Article 441-7 of the Luxembourg Law and Article 15 of the Articles, Mr. Tom Einar Jensen refrained from taking part in the deliberations and from voting.

The Board of Directors noted that the Majority Requirement was fulfilled for said item due to the fact that a majority of the Directors present or represented took part on the vote and voted in favour of such resolution.

2.“The Confirmation of Mandate of FREYR Directors Proposal” – To confirm the mandate as a member of the Board of Directors of Mr. Birger Steen, born on November 4, 1966 in Oslo, Norway, residing at Holmboes gate 6A, 0357 Oslo, Norway to replace Mr. Torstein Dale Sjøtveit, with effect as of August 9, 2023, and for a period ending at the next annual general meeting of the Company (which corresponds to the duration of the mandate of Mr. Torstein Dale Sjøtveit).
Draft resolution (Resolution I)

"The Extraordinary General Meeting resolves to confirm the mandate as a member of the Board of Directors of the Company of Mr. Birger Steen, born on November 4, 1966 in Oslo, Norway, residing at Holmboes gate 6A, 0357 Oslo, Norway to replace Mr. Torstein Dale Sjøtveit, with effect as of August 9, 2023, and for a period ending at the next annual general meeting of the Company (which corresponds to the duration of the mandate of Mr. Torstein Dale Sjøtveit)."

Recommendation

In accordance with Article 441-2 of the Luxembourg Law and the provisions of Article 9.3 of the Articles and the charter of the nominating and corporate governance committee of the Company adopted on July 9, 2021, the Board of Directors approved and, to the extent necessary, ratified, on August 9, 2022, the co-option (cooptation) of Mr. Birger Steen, born on November 4, 1966 in Oslo, Norway, residing at Holmboes gate 6A, 0357 Oslo, Norway as member of the Board of Directors, to replace Mr. Torstein Dale Sjøtveit, with effect as of August 9, 2023 and for a period ending at the next annual general meeting of the Company (which corresponds to the duration of the mandate of Mr. Torstein Dale Sjøtveit).

The Confirmation of Mandate of FREYR Directors Proposal is required to be presented at the Extraordinary General Meeting for shareholder approval under Luxembourg Law; it is not related to the Redomiciliation Transaction (as defined hereinafter) and none of the other proposals described hereinafter, including the Merger Proposal (as defined herein), are conditioned upon its approval.

The Board of Directors recommends a vote FOR the approval of the Confirmation of Mandate of FREYR Directors Proposal.

3.“The Documents Acknowledgement Proposal” – To acknowledge (I) (a) the availability of certain written reports on the Merger (as defined below) contemplated under the Redomiciliation Transaction drawn up by (i) the Board of Directors and the board of directors of FREYR Battery, Inc., a Delaware corporation, having its registered office at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, United States of America (the "Absorbing Company" and together with the Company, the "Merging Companies") in accordance with Article 1021-5 of the Luxembourg Law and (ii) EUROLUX AUDIT S.à r.l. and PKF Audit & Conseil (the “Merger Independent Specialists”) as independent experts in accordance with Article 1021-6 (1) of the Luxembourg Law and (b) the availability of the interim accounts of the Absorbing Company and the Company as at August 31, 2023 and June 30, 2023 respectively, (II) that all documents referred to by Article 1021-7 of the Luxembourg Law have been made available at the registered office of each of the Merging Companies for due inspection by the shareholders at least one (1) month prior to the date of the Extraordinary General Meeting (such documents collectively, the
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“Documents”) and (III) having been informed by virtue of the written reports of the boards of directors of each of the Merging Companies, drawn-up in accordance with Article 1021-5 of the Luxembourg Law, of the significant changes in the assets and liabilities of the Company between the date of the signature of the Common Draft Terms of Cross-Border Merger (as defined below) on September 29, 2023 and the date of the Extraordinary General Meeting and the date of the extraordinary general meeting of the sole shareholder of the Absorbing Company convened to approve the Merger.

Draft resolution (Resolution II)
"The Extraordinary General Meeting acknowledges:
(I)(a) the availability of certain written reports on the Merger contemplated under the Redomiciliation Transaction drawn up by (i) the Board of Directors and the board of directors of the Absorbing Company explaining the rationale behind the Merger and setting forth the legal and economic grounds for the Merger and, in particular, the share exchange ratio, in accordance with Article 1021-5 of the Luxembourg Law, both addressed to the Company’s shareholders and (ii) the Merger Independent Specialists as independent experts (réviseurs d’entreprises) in accordance with Article 1021-6 (1) of the Luxembourg Law and (b) the availability of the interim accounts of the Absorbing Company and the Company as at August 31, 2023 and June 30, 2023 respectively;
(II)that all the formalities provided by Article 1021-7 of the Luxembourg Law have been satisfied and that the Documents have been made available at the registered office of each of the Merging Companies for due inspection by the shareholders at least one (1) month prior to the date of the Extraordinary General Meeting. Certificates attesting, inter alia, the deposit of (a) the Common Draft Terms of Cross-Border Merger, (b) the annual accounts and the consolidated management reports of the Company for the financial years ended December 31, 2021 and December 31, 2022 (it being noted that the Absorbing Company has not yet prepared any annual accounts and/or management report since its date of formation), (c) the interim accounts of the Absorbing Company and the Company as at August 31, 2023 and June 30, 2023 respectively, (d) the detailed written reports drawn up by the boards of directors of each of the Merging Companies explaining the rationale behind the Merger and setting forth the legal and economic grounds for the Merger in accordance with Article 1021-5 of the Luxembourg Law, and (e) the reports from the Merger Independent Specialists as independent experts (réviseurs d’entreprises) under Luxembourg Law, prepared in accordance with Article 1021-6 (1) of the Luxembourg Law, duly signed by an authorized representative of each of the Merging Companies, have been given to the undersigned notary and shall remain attached to the present deed; and
(III)having been informed by virtue of the written reports of the boards of directors of each of the Merging Companies, drawn-up in accordance with Article 1021-5 of the Luxembourg Law, of the significant changes in the assets and liabilities of the Company between the date of the signature of the Common Draft Terms of Cross-Border Merger on September 29, 2023 and the date hereof (i.e., date of the extraordinary general meetings of the shareholders of each of the Merging Companies convened to approve the Merger)."

Recommendation

The Board of Directors recommends a vote FOR the Documents Acknowledgement Proposal.
4.“The Merger Proposal” – To (I) adopt the merger agreement by and between the Company and the Absorbing Company (the “Merger Agreement”), and the common draft terms of cross-border merger (projet commun de fusion transfrontalière) (the “Common Draft Terms of Cross-Border Merger”) drawn up by the boards of directors of each of the Merging Companies, pursuant to which the Company will be absorbed and merged into the Absorbing Company, with the Absorbing Company surviving the cross-border merger (the “Merger”), and whereby (i) each issued and outstanding ordinary share of the Company (the “FREYR Ordinary Shares”) immediately prior to the effective time of the Merger (the “Effective Time”), will automatically be cancelled and the Absorbing
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Company will issue as consideration therefor new duly authorized, validly issued, fully paid and non-assessable common stock of the Absorbing Company (the “Common Stock”) to the shareholders of the Company on a one to one basis, (ii) each outstanding public and private warrant of the Company exercisable for one (1) FREYR Ordinary Share at an exercise price of $11.50 will become exercisable for one (1) Common Stock of the Absorbing Company and the Absorbing Company will assume the Company’s rights and obligations thereto, on the same terms as those that currently govern these warrants, and each warrant of the Absorbed Company held by EDGE Global LLC (“EDGE Global”) will become exercisable for one (1) Common Stock on the same terms as those that currently govern these warrants, (iii) all FREYR Ordinary Shares held in treasury by the Company outstanding immediately prior to the Effective Time will be ipso jure cancelled by virtue of and simultaneously with the Merger and said treasury shares will cease to exist and no consideration will be delivered in exchange thereafter, (iv) the Absorbing Company will assume, or will cause an applicable affiliate to assume, the FREYR 2021 Equity Incentive Plan (amended and restated as of May 10, 2023), as well as all other compensation or benefit plans, policies and arrangements previously maintained by the Company and (v) as a result of the Merger, at the Effective Time the amended and restated certificate of incorporation and bylaws of the Absorbing Company will come into effect (such transactions collectively referred to as the “Redomiciliation Transaction”) and (II) to approve the Merger and its legal and accounting effective time.

Draft resolution (Resolution III)
“The Extraordinary General Meeting resolves to adopt the Merger Agreement and the Common Draft Terms of Cross-Border Merger drawn up by the boards of directors of each of the Merging Companies, pursuant to which the Company will be absorbed and merged into the Absorbing Company, with the Absorbing Company surviving the Merger, and whereby (i) each issued and outstanding FREYR Ordinary Share immediately prior to the Effective Time (the “Effective Time” being further described below) will automatically be cancelled and the Absorbing Company will issue as consideration therefor new Common Stock of the Absorbing Company to the shareholders of the Company on a one-to-one basis, (ii) each outstanding public and private warrant of the Company exercisable for one (1) FREYR Ordinary Share at an exercise price of $11.50 will become exercisable for one (1) Common Stock of the Absorbing Company and the Absorbing Company will assume the Company’s rights and obligations thereto, on the same terms as those that currently govern these warrants, and each warrant of the Absorbed Company held by EDGE Global will become exercisable for one (1) Common Stock on the same terms as those that currently govern these warrants, (iii) all FREYR Ordinary Shares held in treasury by the Company outstanding immediately prior to the Effective Time will be ipso jure cancelled by virtue of and simultaneously with the Merger and said treasury shares will cease to exist and no consideration will be delivered in exchange thereafter, (iv) the Absorbing Company will assume, or will cause an applicable affiliate to assume, the FREYR 2021 Equity Incentive Plan (amended and restated as of May 10, 2023), as well as all other compensation or benefit plans, policies and arrangements previously maintained by the Company and (v) as a result of the Merger, at the Effective Time the amended and restated certificate of incorporation and bylaws of the Absorbing Company will come into effect.
The Extraordinary General Meeting resolves to approve the Merger on the terms of the Common Draft Terms of Cross-Border Merger, subject to the following two cumulative conditions:
(i)the filing with the Secretary of State of the State of Delaware of a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the Delaware General Corporation Law (the “Certificate of Cross-Border Merger”); and
(ii)the adoption before the undersigned notary (or another notary in the Grand Duchy of Luxembourg, as applicable) of a declaration of the board of directors of the Company confirming that all conditions to the Merger have been satisfied or waived and that the Merger is effective (the “Board Confirmation”).
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The Extraordinary General Meeting acknowledges that the Merger will become effective as between the Merging Companies, when the concurring decisions of the shareholders of the Company and of the shareholder of the Absorbing Company have been adopted and become unconditional upon (i) filing of the Certificate of Cross-Border Merger with the Secretary of State of the State of Delaware and (ii) adoption of the Board Confirmation (the time at which the Merger becomes effective between the Merging Companies referred to herein as the “Effective Time”).
The Extraordinary General Meeting acknowledges that under Luxembourg law, the Merger will be complete and enforceable towards third parties after the publication of the Board Confirmation on the Recueil Électronique des Sociétés et Associations confirming that the decision of minutes of the general meetings of the Merging Companies approving the Merger in accordance with Article 1021-14 of the Luxembourg Law and Chapter Vbis of Title I of the amended law of 19 December 2002 on the register of commerce and companies and accounting and annual accounts of undertaking, have become effective.
The Extraordinary General Meeting acknowledges that for accounting purposes, all operations and transactions of the Company shall be treated as being carried out on behalf of the Absorbing Company as of the Effective Time.
The Extraordinary General Meeting further acknowledges that the Merger will have ipso jure the following consequences as at the Effective Time: (a) the shareholders and warrantholders of the Company will become shareholders and warrantholders of the Absorbing Company and their rights will be governed by Delaware law, (b) the Company will cease to exist as a matter of Luxembourg corporate law and all its shares shall be cancelled, (c) all assets and liabilities of the Company, as the absorbed company, will be transferred to the Absorbing Company, as the absorbing company, by way of universal succession (succession universelle) with the exception of the Excluded Assets (as defined in the Common Draft Terms of Cross-Border Merger), so that the Company shall be dissolved without liquidation after the Effective Time, (d) the Absorbing Company will be subrogated to all rights and obligations of the Company towards third parties, (e) the rights and claims comprised in the assets of the Company (except the Excluded Assets, and certain contracts, assets and all the employees of the Company which have been transferred to a subsidiary of the Company prior to the Effective Time) shall be transferred to the Absorbing Company with all securities, either in rem or personal, attached thereto, (f) the Absorbing Company will continue as of the Effective Time to perform the obligations of the Company under any agreements to which the latter is a party, (g) any claims and debts existing as at the Effective Time between the Company and the Absorbing Company are cancelled upon the Effective Time, (h) all the FREYR Ordinary Shares held in treasury immediately prior to the Effective Time will ipso jure be cancelled by virtue of and simultaneously with the Merger, in accordance with Article 1021-17 (1), 4° of the Luxembourg Law, and such treasury shares will cease to exist and no consideration will be delivered in exchange therefor in the Merger, (i) all the one hundred (100) shares of Common Stock held by the Company in the Absorbing Company will be cancelled by virtue of the Merger in accordance with the provisions of Delaware law and (j) the amended and restated certificate of incorporation and bylaws of the Absorbing Company will become effective at the Effective Time.
The Extraordinary General Meeting further acknowledges that no employees will be transferred as a result of the Merger.
The Extraordinary General Meeting further notes that the Company shall transfer as a result of the Merger all of its industrial and intellectual property rights and rights in rem to the Absorbing Company. The transfer of industrial and intellectual property rights and of rights in rem other than collateral established on movable and immovable property will be valid towards third parties on the conditions provided for in the respective applicable laws. The formalities of such transfer will be completed within six (6) months of the Effective Time.”

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Recommendation
The Board of Directors recommends a vote FOR the Merger Proposal.
5.“The Delegation of Authority Proposal” – To grant power and authority to (i) any director of the Company or any person authorized by the Board of Directors, each individually and with full power of substitution, to appear before a notary in the Grand Duchy of Luxembourg to declare and confirm and issue the “Board Confirmation”, whereby the Board of Directors declares and confirms, in the name of and on behalf of the Company and the Board of Directors, that the conditions precedent to the Merger, as specified in the Merger Agreement and the Common Draft Terms of Cross-Border Merger, have been satisfied or waived and that the Merger is effective and (ii) any director of the Company and/or any lawyer or employee of the law firm Arendt & Medernach S.A. and/or any employee or clerk of the instrumenting notary in the Grand Duchy of Luxembourg, to individually carry out in the name and on behalf of the Company, any changes required by the matters set out in the foregoing proposals as well as all filings, notifications and publications necessary for the Merger.

Draft resolution (Resolution IV)
"The Extraordinary General Meeting resolves to grant power and authority to any director of the Company or any person authorized by the Board of Directors, each individually and with full power of substitution, to appear before a notary in the Grand Duchy of Luxembourg to declare and confirm and issue the Board Confirmation, whereby the Board of Directors declares and confirms, in the name of and on behalf of the Company and the Board of Directors, that the conditions precedent to the Merger, as specified in the Merger Agreement and the Common Draft Terms of Cross-Border Merger, have been satisfied or waived and that the Merger is effective.
The Extraordinary General Meeting further resolves to grant power and authority individually to any director of the Company and/or any lawyer or employee of the law firm Arendt & Medernach S.A. and/or any employee or clerk of the instrumenting notary in the Grand Duchy of Luxembourg, to individually carry out in the name and on behalf of the Company, any changes required by the matters set out under the above resolutions as well as all filings, notifications and publications necessary for the Merger."
Recommendation
The Board of Directors recommends a vote FOR the Delegation of Authority Proposal.

6.Miscellaneous.

No vote is required on this item of the agenda.
II.AVAILABILITY OF THE DOCUMENTATION, ATTENDANCE AND VOTING PROCEDURE
A.Available information and documentation
In accordance with Article 1021-7 (1) of the Luxembourg Law, as of the date of publication of this convening notice, 2023, shareholders may take notice at the Company's registered office of the following documents:
•the Common Draft Terms of Cross-Border Merger (including the amended and restated certificate of incorporation of the Absorbing Company);
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•the annual accounts and the consolidated management reports of the Company for the financial years ended December 31, 2021 and December 31, 2022, it being noted that the Absorbing Company has not yet prepared any annual accounts and/or management report since its date of formation;
•the interim accounts of the Absorbing Company and the Company as at August 31, 2023 and June 30, 2023 respectively;
•the detailed written reports drawn up by the boards of directors of each of the Merging Companies explaining the Common Draft Terms of Cross-Border Merger from a legal and economical point of view, in accordance with Article 1021-5 of the Luxembourg Law; and
•the reports from the Merger Independent Specialists as independent experts (réviseurs d’entreprises) under Luxembourg law, prepared in accordance with Article 1021-6 (1) of the Luxembourg Law.
The above-mentioned documents as well as the conflict of interest report and the data protection notice are made available for an uninterrupted period between the date of the publication of this convening notice and the date of the Extraordinary General Meeting under the tab "Events & Presentations" in the "Investors" section on the Company's website www.freyrbattery.com and on the website of Broadridge Financial Solutions, Inc. www.proxyvote.com. You will need the 16-digit control number provided to you on your voting form in order to access the site www.proxyvote.com.

B.Quorum and majority requirements
For the Confirmation of Mandate of FREYR Directors Proposal, no presence quorum is required and resolutions shall be adopted, irrespective of the number of FREYR Ordinary Shares present or represented at the Extraordinary General Meeting, by a simple majority of votes validly cast.
For all other proposals, the presence, in person or by proxy, of the holders of at least one half of the issued shares of the Company (other than shares held by or on behalf of the Company or a direct subsidiary of the Company) constitutes a quorum. Provided that such quorum is met, such proposals shall only be validly passed by a two-thirds (2/3) majority of the votes validly cast for each proposal. If such quorum is not met at the Extraordinary General Meeting, a second general meeting may be convened and resolutions shall be adopted, irrespective of the number of FREYR Ordinary Shares present or represented, by a majority of at least two-thirds (2/3) of the votes validly cast for each of the proposals.
C.Share capital of the Company
On the Record Date (as defined below), the Company has 139,853,604 FREYR Ordinary Shares in issuance, whereof 148,370 FREYR Ordinary Shares are currently held as treasury stock by the Company. Each of the FREYR Ordinary Shares (except those held as treasury stock) is entitled to one vote. For the avoidance of doubt, the FREYR Ordinary Shares held as treasury stock do not give right to voting.
D.Requirements for participating in the Extraordinary General Meeting and exercising voting rights
The rights of any registered shareholder and of any holder of the FREYR Ordinary Shares traded on the New York Stock Exchange in the US under the ticker symbol “FREY” held in the name of Cede & Co. on behalf of the Depository Trust and Clearing Corporation (“DTCC”) to participate in the Extraordinary General Meeting shall be determined with respect to the FREYR Ordinary Shares held by that holder (either in direct name or in street name) on October 25, 2023 (the "Record Date").
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E.Procedures for attending the Extraordinary General Meeting, voting by proxy, voting instruction and/or submitting votes
(a)Submitting votes as a street name holder
Without prejudice to the possibility to attend the Extraordinary General Meeting in person (cf. section II. E. (c) below), holders of FREYR Ordinary Shares held through the operator of a securities settlement system or with a depositary (including nominees or brokers that hold FREYR Ordinary Shares through DTCC) wishing to vote at the Extraordinary General Meeting should request from their operator or depositary or sub-depositary a certificate or confirmation certifying the number of FREYR Ordinary Shares recorded in their account on the Record Date or any other proof of ownership in a form acceptable to the Company at its own and full discretion.
Holders of FREYR Ordinary Shares held through a brokerage account, should contact their broker to receive information on how to vote their shares.
Holders of FREYR Ordinary Shares held through the operator of a securities settlement system or with a depositary (including nominees or brokers that hold FREYR Ordinary Shares through DTCC) have the right to instruct their nominee or broker on how to vote with a voting instruction form, or as may otherwise be established by the nominee or broker. Beneficial holders who wish to vote directly must request the nominee or broker that appears as the registered shareholder on the Record Date to issue a legal proxy which allows the beneficial owner to vote his or her FREYR Ordinary Shares directly. Beneficial owners who do not vote via their brokers or nominees in accordance with the instructions received or do not have a legal proxy are not eligible to vote.
Votes must be received by the Company's tabulation agent, Broadridge Financial Solutions, Inc. (5 Dakota Drive, Suite 300, Lake Success, NY 11042, 1-800-353-0103), in writing by mail or by e-mail no later than December 15, 2023 at 5:59 a.m. Luxembourg time (December 14, 2023 at 11:59 p.m. New York time) (cut-off date/time) (the "Cut-Off Date/Time") to be considered validly submitted.
(b)Submitting votes as a registered shareholder
Without prejudice to the possibility to attend the Extraordinary General Meeting in person (cf. section II. E. (c) below), holders of FREYR Ordinary Shares held by name directly in the books and records of the Company´s registrar and transfer agent, Continental Stock Transfer & Trust Company (i.e., other than through a brokerage account) who wish to participate and exercise their voting rights at the Extraordinary General Meeting can exercise their voting rights in one of the following manners, it being understood that in the event of any amendment to the current proposals described in section I. of this convening notice or new proposals presented at the Extraordinary General Meeting, any vote will by default be counted as submitted by valid voting instruction if a shareholder previously submitted a vote by proxy (the “Proxy Card”):
•Proxy voting representative appointed by the Company
Holders of FREYR Ordinary Shares held by name directly in the books and records of the Company´s registrar and transfer agent, Continental Stock Transfer & Trust Company (i.e., other than through a brokerage account) who do not wish to attend the Extraordinary General Meeting in person may appoint in the accompanying supplement to this convening notice (the “Accompanying Supplement”) Mr. Tom Einar Jensen, Executive Chairman of the Company, whom failing Mr. Birger Steen, director of the Company, whom failing Ms. Lori A. Papp, Chief Accounting Officer of the Company, whom failing Mr. Are Lysnes Brautaset, Chief Legal Officer of the Company, as proxy voting representative appointed by the Company, to participate in and vote at the Extraordinary General Meeting on their behalf. The proxy voting representative will be bound by the respective instructions of the shareholder provided in the Proxy Card (and Accompanying Supplement as applicable) prior to the Extraordinary General Meeting.
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•Proxy voting representative appointed by the shareholder
Holders of FREYR Ordinary Shares held by name directly in the books and records of the Company´s registrar and transfer agent, Continental Stock Transfer & Trust Company (i.e., other than through a brokerage account) who do not wish to attend the Extraordinary General Meeting in person may also appoint in the Accompanying Supplement another natural or legal person who needs not to be a shareholder itself to attend and vote at the Extraordinary General Meeting on their behalf.
The proxyholder will have to identify himself on the date of the Extraordinary General Meeting by presenting a non-expired identity card or passport.
In case of FREYR Ordinary Shares owned by a corporation or any other legal entity, individuals representing such entity who wish to physically attend the Extraordinary General Meeting and vote at the Extraordinary General Meeting on behalf of such entity, must present evidence of their authority to attend and vote at the Extraordinary General Meeting by means of a proper document (such as a special power of attorney) issued by the entity represented. A copy of such power of attorney or other proper document should be submitted no later than the Cut-Off Date/Time to the Company (22-24, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, Company-secretary@freyrbattery.com), with a copy to Broadridge Financial Solutions, Inc. (robert.deriso@broadridge.com or Broadridge Financial Solutions, ATTN: Robert DeRiso, 51 Mercedes Way, Edgewood, NY 11717), by mail or by e-mail. Such evidence of authority must also be presented at the Extraordinary General Meeting.
Persons designated as a proxy must also bring the underlying, duly executed, Proxy Card (and Accompanying Supplement, as applicable) to the Extraordinary General Meeting.
For the Extraordinary General Meeting to proceed in a timely and orderly manner, proxyholders are requested to arrive on time. Check-in at the Extraordinary General Meeting will begin at 3:30 p.m. Luxembourg time (9:30 a.m. New York time). Please plan to allow ample time for check-in procedures. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the Extraordinary General Meeting.
•Voting by voting instruction
Shareholders who wish to vote by a voting instruction may exercise their voting rights by casting their votes by a voting instruction included in the Proxy Card.
Proxy Cards must be received by Broadridge Financial Solutions, Inc. no later than the Cut-Off Date/Time by way of one of the matters set forth in the Proxy Card to be considered validly submitted.
(c)Attending the Extraordinary General Meeting in person
Notwithstanding sections II. E. (a) and II. E. (b) above, all shareholders wishing to participate and vote in person in the Extraordinary General Meeting shall notify the Company (22-24, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, Company-secretary@freyrbattery.com), with a copy to Broadridge Financial Solutions, Inc. (robert.deriso@broadridge.com or Broadridge Financial Solutions, ATTN: Robert DeRiso, 51 Mercedes Way, Edgewood, NY 11717) thereof at the latest on the Cut-Off Date/Time, in writing by mail or by e-mail.

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In the case of FREYR Ordinary Shares owned by a corporation or any other legal entity, individuals representing such entity who wish to attend the Extraordinary General Meeting in person and vote at the Extraordinary General Meeting on behalf of such entity must present evidence of their authority to attend and vote at the Extraordinary General Meeting, by means of a proper document (such as a special power of attorney) issued by the entity represented. A copy of such power of attorney or other proper document should be submitted no later than the Cut-Off Date/Time to the Company (22-24, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, Company-secretary@freyrbattery.com), with a copy to Broadridge Financial Solutions, Inc. (robert.deriso@broadridge.com or Broadridge Financial Solutions, ATTN: Robert DeRiso, 51 Mercedes Way, Edgewood, NY 11717) by mail or by e-mail. Such evidence of authority must also be presented at the Extraordinary General Meeting.
Any shareholder participating in the Extraordinary General Meeting in person shall carry proof of identity (in the form of a non-expired identity card or passport) at the Extraordinary General Meeting.
Check-in at the Extraordinary General Meeting will begin at 3:30 p.m. Luxembourg time (9:30 a.m. New York time). Please plan to allow ample time for check-in procedures. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the Extraordinary General Meeting.
Additional specific requirements for street name holders wishing to attend the Extraordinary General Meeting in person:
If you hold your FREYR Ordinary Shares through a brokerage account, please contact your broker to receive information on how you may vote your shares.
Holders of FREYR Ordinary Shares held through the operator of a securities settlement system or with a depositary (including nominees or brokers that hold FREYR Ordinary Shares through DTCC) wishing to participate and vote directly at the Extraordinary General Meeting must request the nominee or broker that appears as the registered shareholder on the Record Date to issue a legal proxy which allows the beneficial owner to vote his or her FREYR Ordinary Shares directly. Such legal proxy must be submitted no later than the Cut-Off Date/Time by mail or by e-mail to the Company (22-24, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, Company-secretary@freyrbattery.com), with a copy to Broadridge Financial Solutions, Inc. (5 Dakota Drive, Suite 300, Lake Success, NY 11042, 1-800-353-0103). Such legal proxy must also be presented at the Extraordinary General Meeting. Beneficial owners who do not have a legal proxy are not eligible to vote.
F.Additional important information for shareholders
(a) Transfer of FREYR Ordinary Shares after the Record Date
Shareholders are hereby informed that the participation in and the exercise of voting rights at the Extraordinary General Meeting is exclusively reserved to such persons that were holders of FREYR Ordinary Shares on the Record Date and who have adhered to the voting instruction set out in this convening notice. Any transferee having become a shareholder of the Company between the Record Date and the date of the Extraordinary General Meeting cannot attend or vote at the Extraordinary General Meeting. In case of breach of such prohibition, criminal sanctions may apply.
(b) Request for addition of items to the agenda
Shareholders holding individually or collectively at least ten per cent (10%) of the issued share capital of the Company may request the addition of items to the agenda of the Extraordinary General Meeting. Such request must be received by the Company by registered mail or by e-mail (22-24, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, Company-secretary@freyrbattery.com) at the latest on December 9, 2023, at 24:00 (midnight) Luxembourg time (December 9, 2023, at 6:00 p.m. New York time). The request shall be further accompanied
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by a certificate or confirmation evidencing the shareholding of such shareholder(s) on the Record Date and the mailing address or e-mail address of the shareholder which the Company may use in order to deliver the acknowledgement of receipt of such request.
(c) Right to ask questions
Every shareholder has the right to ask questions concerning items on the agenda of the Extraordinary General Meeting ahead and during the Extraordinary General Meeting. Questions have to be submitted by e-mail to Company-secretary@freyrbattery.com at the latest on December 9, 2023, at 24:00 (midnight) Luxembourg time (December 9, 2023, at 6:00 p.m. New York time) and must include the shareholder’s full name and address and proof of ownership of FREYR Ordinary Shares as at the Record Date issued by a financial intermediary. Submitted questions will be answered at the reasonable discretion of the Company and the Company is not required to answer all questions. In particular, questions may be summarized, combined or separated. Reasonable questions may be selected in the interest of the other shareholders, and questions from shareholders' associations and institutional investors with significant voting interests may be given preference.
(d) Data protection
The Company, as data controller, undertakes to collect, store and process any personal data in accordance with (i) the provisions of any data protection law applicable in Luxembourg and the EU Regulation n°2016/679 of April 27, 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (i.e., the General Data Protection Regulation) and (ii) the data protection notice pertaining to the Extraordinary General Meeting.
November 6, 2023
Mr. Tom Einar Jensen
Executive Chairman
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